FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is executed as of the 7th day of April, 1994, by HMH PROPERTIES, INC., a Delaware corporation with its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817 ("HMH Properties"), and HMC RETIREMENT PROPERTIES, INC., a Delaware corporation with its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817 ("HMC Retirement"), as sellers (collectively, "Sellers" and each individually a "Seller"), and HEALTH AND REHABILITATION PROPERTIES TRUST, a Maryland real estate investment trust with its principal office at 400 Centre Street, Newton, Massachusetts 02158 ("Purchaser").

                             W I T N E S S E T H

     WHEREAS, Purchaser and Sellers entered into that certain Purchase and Sale Agreement, effective as of March 17, 1994 (the "Contract") regarding the purchase of the Facilities (as defined in the Contract).

     WHEREAS, Purchaser and Sellers desire to amend the Contract to correct or clarify certain matters.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Purchaser and Sellers hereby agree that the Contract is hereby amended as follows:

     1. Page 28 of the Contract is hereby deleted in its entirety and the attached Page 28 is inserted in lieu thereof.

     2. Section 8.03(a) of the Contract is hereby deleted in its entirety and the following is inserted in lieu thereof:

          (a) The "Rentals" as defined in the Facilities Leases shall be adjusted between Purchaser and Sellers as of 12:01 a.m. on the Closing Date. Notwithstanding anything in Section 8.03 to the contrary, the parties agree that with regard to the adjustment and proration of Percentage Rental, such proration shall be made at the time the Percentage Rental is payable as specified in accordance with the Facilities Leases.

     3. Section 2.07(a) of the Contract is hereby deleted in its entirety and the following is inserted in lieu thereof:

          (a) Defective Facilities Identified During the Review Period. In the event (i) Purchaser reasonably determines that a Facility has structural, environmental, legal or operational defects or conditions that would require expenditures equal to or greater than seven and one-half percent (7.5%) of the amount of the Purchase Price allocated to such Facility in order to bring such Facility into a satisfactory condition in accordance with prevailing senior living community industry standards (any such Facility being hereinafter referred to as a

          "Defective Facility"), and (ii) Purchaser provides written notice thereof to Sellers no later than the expiration of the Review Period, time being of the essence, specifying the Facility or Facilities Purchaser wishes to be deleted, Sellers, shall, subject to paragraph (c) below, be required to delete such Facility or Facilities from the sale contemplated hereunder. Prior to Closing, Sellers agree to enforce all rights available against third parties, including, without limitation, MSLS, and to cause any and all defects or conditions so identified by Purchaser that are the obligations of such third parties to be corrected, it being expressly understood and agreed that nothing contained herein shall be construed to relieve any such parties from any obligations with respect to such matters.

     4. If any terms and conditions of this Amendment conflict with the terms and conditions of the Contract, the terms and conditions of this Amendment shall prevail. Except as specifically modified herein, the Contract is and remains in full force and effect.

     5. Any capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Contract.

     6. This Amendment may be executed in counterparts, all of which taken together shall constitute one document.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 7th day of April, 1994.

Witness:                           HEALTH AND REHABILITATION
                                        PROPERTIES TRUST



By:___________________________     By:___________________________
                                      Its:

Attest:                            HMH PROPERTIES, INC.




By:___________________________     By:___________________________
   Assistant Secretary                Its

Attest:                            HMC RETIREMENT PROPERTIES, INC.




By:___________________________     By:___________________________
   Assistant Secretary                Its





          Sellers shall perform all of the adjustments, including any not specifically referred to herein, which are appropriate and usual. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representative of Sellers and Purchaser at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, based upon an agreed accounting performed by representatives of Sellers and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section
          8.03 within such ninety-day period, upon application by either party, the Accountant shall determine any such adjustments which have not theretofore been agreed to between Sellers and Purchaser. The charges of the Accountant shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

               (d) Sellers and Purchaser agree that the Title Company shall retain from the Sellers' Funds such amounts as may be necessary to discharge any monetary encumbrances (other than Permitted Encumbrances) affecting any Facility. The closing statement agreed to among the Title Company, Sellers and Purchaser shall reflect such use of the Sellers' Funds.

               (e) Purchaser and Sellers acknowledge that (x) Sellers have applied for and there is pending with respect to the Facility located in Silver Spring, Maryland a Certificate of Need for sixteen (16) skilled nursing beds and (y) the Purchase Price has been determined and agreed upon in recognition of the fact that such Certificate of Need will not be granted prior to the Closing. If, for any reason, such Certificate of Need is irrevocably approved and issued prior to the Closing, the Purchase Price shall be increased by an amount equal to $1,000,000. Furthermore, if such Certificate of Need shall be irrevocably approved and issued on or before the date two (2) years after the Closing Date, Purchaser shall pay to Sellers, within ten (10) days thereafter, $1,000,000 in immediately available federal funds to such account or accounts as Sellers may designate. The provisions of this section shall survive the Closing.

               (f) Purchaser and Sellers acknowledge that the Purchase Price of $320,000,000 is based in part on the minimum and percentage rentals payable by MSLS as tenant under the Facilities Leases. Under the Facilities Leases, the percentage rents are equal to the product of net receipts over an aggregate sales breakpoint of $71,513,000. If, prior to the Closing Date, the aggregate sales breakpoint is reduced pursuant to lease amendments to the Facilities Leases, in form and substance reasonably acceptable to Purchaser, the Purchase Price shall be increased by an amount equal to nine (9) times the product of (x) the reduction in the aggregate net sales breakpoint and (y) 4.5%; provided, however, in no event shall the Purchase Price increase pursuant to this Section by an amount in excess of Two Million Dollars ($2,000,000). An example of such an adjustment is set forth on Exhibit B.